Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

LAFAYETTE SQUARE SOUTHEAST BDC, INC.

Lafayette Square Southeast BDC, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY:

FIRST:            That the Board of Directors of the Company (the “Board”), by the written consent of all its members and filed with the minutes of the Board, adopted resolutions declaring advisable and approving the following amendment to the Certificate of Incorporation of the Company, as follows:

RESOLVED, that the Board deems it advisable and in the Company’s best interest and recommends that the name of the Company be changed from “Lafayette Square Southeast BDC, Inc.” to “Lafayette Square Far West BDC, Inc.”;

RESOLVED, that the Company’s Certificate of Incorporation be amended to effect such change in the Company’s name by deleting Article 1 thereof in its entirety and inserting in lieu thereof the following:

1. Name. The name of the Corporation is Lafayette Square Far West BDC, Inc.

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed to execute and file a Certificate of Amendment of the Company’s Certificate of Incorporation effecting such name change with the Office of the Secretary of State of the State of Delaware.

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to take, or cause to be taken, all such further actions in connection with the actions contemplated by the foregoing resolutions, and to execute, deliver and perform, or cause to be executed, delivered and performed, all such documents as they shall deem necessary or advisable to effectuate the intent and purposes of the foregoing resolutions and the actions contemplated thereby.

RESOLVED, that all actions previously taken by any officer of the Company in connection with or related to the matters set forth in the foregoing resolutions be, and each of them hereby is, adopted, ratified, confirmed and approved in all respects as the acts and deeds of the Company.

SECOND:       That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD:           That this Certificate of Amendment of the Certificate of Incorporation shall be effective upon filing with the Office of the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 18th day of January, 2022.

LAFAYETTE SQUARE SOUTHEAST BDC, INC.

By:	/s/ Damien Dwin
Name:	Damien Dwin
Title:	President and Chief Executive Officer